Exhibit 10.1

SUMMARY OF INCENTIVE COMPENSATION PLAN
As of March 2005

     The intent of the incentive compensation plan is to align management and shareholder interests and to provide incentives for management to increase shareholder value, make sound judgments on allocation of capital and carry out accretive transactions.

     The amount of the cash bonuses payable under the incentive compensation plan, if any, will be based solely upon the return on shareholders’ equity (“ROE”), defined as (i) the sum of (A) the Company’s GAAP net income per share(1), and (B) transaction accretion/dilution per share, divided by (ii) per share book value at the beginning of the year(2). ROE will be expressed as a percentage.

     Under the incentive compensation plan, no payout will occur unless a minimum ROE of 5% has been met. The amount of cash bonuses to be paid will be based on a sliding scale and will increase as the Company’s ROE increases beyond the minimum threshold.

     Cash bonuses earned under the incentive compensation plan will be paid early in the year following performance after financial results for the year have been determined.

(1) Excludes extraordinary non-recurring items and changes in accounting treatment. Net income will be tax affected until the Company reverses its deferred tax asset allowance.

(2) Excludes the deferred tax asset and any unrealized gains or losses.